Exhibit 10.44

Addendum No. 1 dated 24 April 2014

to the Memorandum of Agreement dated 6th February 2014 (the “MOA”)

made between

“Million Hope Maritime S.A.”, of the Marshall Islands (the “Sellers”) and

“Top Ships Inc.”, of the Marshall Islands or nominee (the “Buyers”)

in connection with sale and purchase of Hull Nr S406 (the “Vessel”)

With reference to Clause 3. Payment of the MOA, it is hereby mutually agreed between the Sellers and the Buyers that the balance of the Purchase Price shall be paid to Sellers in cash only; i.e. Buyers no longer have the right to pay in shares.

All other terms and conditions of the MOA remain unchanged and in full force and effect.

For the Sellers	For the Buyers